                                                                 EXHIBIT (n)(1)

                         CONSENT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders

F&C/Claymore Preferred Securities Income Fund Incorporated:



We consent to the use of our report dated January 23, 2003, included in this Registration Statement, and to the references to our firm under the caption "EXPERTS" in the prospectus.


                                    KPMG LLP

Boston, Massachusetts
January 28, 2003